UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Quad/Graphics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUAD/GRAPHICS, INC.

N63 W23075 Highway 74

Sussex, Wisconsin 53089

SUPPLEMENT TO PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 16, 2011

This is a supplement to the proxy statement, dated April 4, 2011, for the 2011 annual meeting of shareholders of Quad/Graphics, Inc.  This supplement updates the proxy statement for certain developments that occurred after the date of the proxy statement.

On April 27, 2011, Mark A. Angelson resigned as a director of the company following the announcement of his appointment to the position of Deputy Mayor of the City of Chicago, and removed himself from consideration as a nominee for election as a director at the 2011 annual meeting.  The Board is not proposing a successor nominee to Mr. Angelson and, accordingly, has reduced the size of the Board from eight members to seven.  In light of Mr. Angelson’s withdrawal as a nominee for election as a director, no votes cast for his election will be tabulated.

Other than Mr. Angelson’s resignation and the removal of his name from the list of the Board’s nominees for election as a director, the proxy statement you received is unchanged.

The original proxy card sent to you is still valid.  If you already returned it, you do not need to take any action.  Any votes for Mr. Angelson will simply not be tabulated.  If you did not yet return your proxy card, please complete the card, disregarding Mr. Angelson’s name as a nominee for election as director, and sign, date and return it as soon as possible in the envelop that was provided.

You are also able to revoke your proxy if you wish.  Please follow the instructions in the proxy statement for doing so.

By Order of the Board of Directors

QUAD/GRAPHICS, INC.

Andrew R. Schiesl
Vice President, General Counsel and Secretary

Sussex, Wisconsin
May 3, 2011